Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

THIRD QUARTER 2010 FINANCIAL RESULTS

Los Angeles, CA, November 10, 2010/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Third quarter net income and core earnings of $0.35 per basic and diluted share, an increase of 40% and 46% per basic and diluted share, respectively, from the second quarter
•	Completed three transactions during the third quarter representing the investment of $18.9 million of equity capital:
•

Participated with affiliates and in partnership with the FDIC to acquire 1,660 loans at a discounted purchase price of approximately 59% of the aggregate unpaid principal balance of approximately $1.85 billion

•

Participated in the acquisition of a portfolio of 18 primarily first mortgage non-performing commercial real estate mortgage loans in Germany at a purchase price of approximately 36% of the approximate €107 million aggregate unpaid principal balance of the portfolio

•	Completed the secondary purchase of a participation interest in a Hilton mezzanine loan for $3.3 million, consummated and owned solely by the Company
•	Declared and paid a third quarter dividend of $0.25 per share of common stock, an increase of 19% from the second quarter
•

Inclusive of the investment highlighted below, total invested and committed capital to-date has reached $292 million, representing the full deployment of the net proceeds from our IPO and concurrent private placement and the initial partial drawdown from our credit facility, having made the following additional investment in the fourth quarter:

•

In October, the Company funded a $37.5 million mezzanine loan in connection with the recapitalization of Extended Stay Hotels Inc. at an interest rate of 12.0% per year, which generates a 12.2% yield-to-maturity

Operating Results

For the third quarter of 2010, equity in income of unconsolidated joint ventures and interest income contributed $7.0 million and $0.6 million, respectively, to total income of $7.6 million. Total expenses for the quarter were $2.3 million. Administrative expenses accounted for $1.2 million, of which administrative expenses reimbursed to the Company’s external manager were $0.3 million. As a result, during the third quarter of 2010, the Company reported net income of $5.2 million, or $0.35 per basic and diluted share.

“We are pleased with the continued earnings and dividend growth we have achieved thus far in 2010,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “We expect this trend to continue as our existing investment portfolio generates more normalized earnings, our credit facility is deployed towards accretive new investments and potential capital gains are realized, possibly in the near-term.”

Book Value

The Company’s GAAP book value per common share was $18.94 on September 30, 2010 after giving effect to the deferred underwriting expenses, compared to GAAP book value of $18.68 per common share on December 31, 2009 and $18.70 per common share on June 30, 2010. The deferred underwriting expenses relate to our initial public offering, whereby the Company’s manager paid $5.75 million of the underwriting discounts and the underwriters in the initial public offering deferred receipt of $5.75 million in underwriting discounts. The Company has agreed to reimburse its manager, by issuing stock, for the underwriting expenses it paid and to pay the underwriters their deferred underwriting discounts, in cash, if, during any period of four consecutive calendar quarters during the 24 full calendar quarters after the initial public offering, the Company’s Core Earnings for any such four-quarter period exceeds an 8% performance hurdle rate.

Fair Value

The fair value of the Company’s financial assets at September 30, 2010 was $30.0 million in excess of the carrying value of the Company’s financial assets as of the same date.

Core Earnings

Colony Financial’s Core Earnings, a non-GAAP financial measure, was $5.2 million, or $0.35 per basic and diluted share, during the third quarter of 2010. Core Earnings is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial underwriting discounts and commissions and the Additional Underwriting Discount, (iii) the Incentive Fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Dividend

On September 13, 2010, Colony Financial’s Board of Directors declared a dividend of $0.25 per share of common stock for the quarter ended September 30, 2010. The dividend was paid October 14, 2010, to shareholders of record on September 30, 2010. The Company’s dividend policy is set by its Board of Directors and will be evaluated on a quarterly basis based upon the deployment of the Company’s capital and its taxable earnings and cash flow.

Conference Call

Colony Financial will host a conference call at 7 a.m. PT / 10 a.m. ET on Thursday, November 11, 2010, to discuss results for the third quarter of 2010. To participate in the event by telephone, please dial (877) 941-2068 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 4371697. International callers should dial (480) 629-9712. A digital replay will be available beginning November 11, 2010, at 10 a.m. PT / 1 p.m. ET, through November 25, 2010, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4371697. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Web site.

About Colony Financial, Inc.

Colony Financial is a real estate finance and investment company that is focused primarily on acquiring and originating commercial real estate loans and real estate-related debt at attractive risk-adjusted returns. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking and may impact the Company’s expectations regarding its financial condition and results of operations: use of proceeds of the Company’s initial public offering; business and investment strategy; projected operating results and expected yields from our investments; financing and advance rates for the Company’s target assets; expected leverage; general volatility of the securities markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s assets; changes in prepayment rates on the Company’s assets; effects of hedging instruments on the Company’s assets; rates of default or decreased recovery rates on the Company’s assets; the degree to which hedging strategies may or may not protect the Company from interest rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; estimates relating to the Company’s ability to make distributions to its stockholders in the future; the Company’s understanding of its competition; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s periodic reports filed from time to time with the Securities and Exchange Commission.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Kristin Celauro

Owen Blicksilver P.R., Inc.

(732) 433-5200

kristin@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2010 (Unaudited)	December 31, 2009
ASSETS
Investments in unconsolidated joint ventures	$244,254	$129,087
Cash and cash equivalents	33,343	157,330
Loans receivable, net	14,719	—
Other assets	3,393	1,112

Total assets	$295,709	$287,529

LIABILITIES AND EQUITY
Liabilities:
Accrued and other liabilities	$1,860	$1,112
Due to affiliate	1,439	476
Dividends payable	3,658	1,024
Deferred underwriting discounts and commissions payable to underwriters	5,750	5,750
Deferred underwriting discounts and commissions reimbursable to Manager	5,750	5,750

Total liabilities	18,457	14,112

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 14,631,000 shares issued and outstanding	146	146
Additional paid-in capital	275,291	275,247
Retained (Distributions in excess of) earnings	350	(1,424)
Accumulated other comprehensive income (loss)	1,292	(592)

Total stockholders’ equity	277,079	273,377
Noncontrolling interest	173	40

Total equity	277,252	273,417

Total liabilities and equity	$295,709	$287,529

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

			Nine Months	Period from June 23, 2009 (Date of

	Three Months Ended		Ended	Inception)
	September 30,	September 30,	September 30,	to September 30,
	2010	2009	2010	2009
Income
Equity in income of unconsolidated joint ventures	$6,971	$—	$16,209	$—
Interest income	670	3	1,294	3

Total income	7,641	3	17,503	3

Expenses
Base management fees	978	—	2,437	—
Investment expenses	64	—	344	—
Interest expense	50	—	50	—
Administrative expenses	896	41	2,666	44
Administrative expenses reimbursed to affiliate	269	5	839	5

Total expenses	2,257	46	6,336	49
Foreign exchange loss, net of gain on foreign currency hedge of $18, $0, $84 and $0, respectively	—	—	(52)	—

Income (loss) before income taxes	5,384	(43)	11,115	(46)
Income tax provision	(212)	—	(256)	—

Net income (loss)	5,172	(43)	10,859	(46)
Net income attributable to noncontrolling interest	7	—	14	—

Net income (loss) attributable to common stockholders	$5,165	$(43)	$10,845	$(46)

Net income (loss) per share:
Basic	$0.35	$(0.16)	$0.74	$(0.18)

Diluted	$0.35	$(0.16)	$0.73	$(0.18)

Weighted average number of common shares outstanding:
Basic	14,625,100	278,000	14,625,000	259,000

Diluted	14,912,600	278,000	14,912,500	259,000

Dividends declared per common share	$0.25	$—	$0.62	$—

COLONY FINANCIAL, INC.

CORE EARNINGS (Loss) (Unaudited)

(In thousands)

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
GAAP Net income attributable to common stockholders	$5,165	$10,845
Adjustment to GAAP net income to reconcile to Core Earnings:
Non-cash equity compensation expense	15	44

Core Earnings	$5,180	$10,889

Basic Core Earnings per share of common stock	$0.35	$0.74
Diluted Core Earnings per share of common stock	$0.35	$0.73

Basic weighted average common shares outstanding	14,625,100	14,625,000
Diluted weighted average common shares outstanding	14,912,600	14,912,500